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                                                                  EXHIBIT 5.1.1

                               SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022




                                  June 15, 1999




Owens Corning
One Owens Corning Parkway
Toledo, Ohio  43659

 Ladies and Gentlemen:

                  We are acting as counsel to Owens Corning, a Delaware corporation (the "Company"), in connection with the preparation and filing pursuant to Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), by the Company and Owens Corning Capital II and Owens Corning Capital IV, each a Delaware statutory business trust (together the "Trusts") with the Securities and Exchange Commission (the "Commission") under the Securities Act, of a Registration Statement on Form S-3 (No. 333-76765), as it may be amended (the "Registration Statement"), relating to the proposed public offering from time to time, together or separately, of the following securities of the Company with an aggregate initial public offering price of up to $500,000,000: (i) debt securities (the "Debt Securities"); (ii) shares of preferred stock with no par value (the "Preferred Stock"); (iii) shares of common stock, par value $0.10 per share (the "Common Stock"); (iv) junior subordinated deferrable interest debentures (the "Junior Subordinated Dentures") and (v) guarantees by the Company of preferred securities of Owens Corning Capital II and Owens Corning Capital IV (the "Guarantees"). The Debt Securities, Common Stock, Preferred Stock, Junior Subordinated Debentures and Guarantees are collectively called the "Securities."

                  The Debt Securities will be issued in one or more series pursuant to an indenture dated as of May 7, 1997 (the "Indenture") between the Company and The Bank of New York, Trustee (the "Trustee"). The Junior Subordinated Debentures will be issued pursuant to a junior subordinated indenture dated as of April 3, 1997 (the "Subordinated Indenture") between the Company and Wilmington Trust Company (the "Debenture Trustee"). The Guarantees will be issued pursuant to one or more trust guarantee agreements to be entered into between the Company and the Trustee.


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                  We are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Securities, including resolutions of the Board of Directors of the Company (the "Resolutions") authorizing the Indenture, the Subordinated Indenture and the preparation and filing of the Registration Statement, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

                  Our opinions set forth below are limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we do not express any opinions herein concerning any other laws.

                  Based upon and subject to the foregoing, and having regard for such legal considerations we have deemed relevant, we are of the opinion that:

                  1. The Indenture has been duly authorized, executed and delivered by the Company pursuant to the authority granted in the Resolutions, and assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

                  2. The Debt Securities will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture when the Board of Directors or a duly authorized committee thereof has taken all necessary corporate action to approve the issuance of such Debt Securities and has established and approved the terms thereof and, when such Debt Securities have been duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

                  3. The Subordinated Indenture has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery thereof by the Debenture Trustee, will constitute a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

                  4. The Junior Subordinated Debentures will constitute valid and legally binding obligations of the Company entitled to the benefits of the Subordinated Indenture when the Board of Directors or a duly authorized committee thereof has taken all necessary corporate action to approve the issuance of such Junior Subordinated Debentures and has established and approved the terms thereof and, when such Junior Subordinated Debentures have been duly executed by the Company, authenticated by the Debenture Trustee in accordance with the Subordinated Indenture and delivered to and paid for by the purchasers thereof.

                  5. The Preferred Stock will be validly issued, fully paid and non-assessable when duly authorized by the Board of Directors and, when the Board of Directors or a duly authorized committee thereof has taken all necessary corporate action, including the adoption and filing of a


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Certificate of Designations, to approve the issuance of such Preferred Stock, the terms of the offering and related matters, and such Preferred Stock has been delivered to and paid for by the purchasers thereof.

                  6. The Common Stock (including Common Stock issuable upon conversion of or exchange for any Debt Security) has been duly authorized and, when issued and delivered pursuant to the authority granted in the Resolutions and against payment therefor, will be validly issued, fully paid and non-assessable.

                  7. The Guarantees will be legally binding obligations of the Company when duly authorized by the Board of Directors and, when the Board of Directors or a duly authorized committee thereof has taken all necessary corporate action to approve such Guarantees.

                  The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "LEGAL OPINIONS" in the Prospectus. In giving this consent we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.


                                                       Very truly yours,

                                                       /s/ Shearman & Sterling